UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

March 16, 2017

Date of Report (Date of earliest event reported)

ACURA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

State of New York	1-10113	11-0853640
(State of Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

616 N. North Court, Suite 120

Palatine, Illinois 60067

(Address of principal executive offices) (Zip Code)

(847) 705-7709

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

License, Commercialization and Option Agreement with MainPointe Pharmaceuticals, LLC

On March 16, 2017, Acura Pharmaceuticals, Inc. (“we” or the “Company”) entered into a License, Commercialization and Option Agreement (the “Agreement”) with MainPointe Pharmaceuticals, LLC, a Kentucky limited liability company (“MainPointe”) to commercialize Nexafed® and Nexafed® Sinus Pressure + Pain in the United States and Canada. Nexafed® and Nexafed® Sinus Pressure + Pain utilize our Impede technology and are currently marketed by us in the United States. Our Impede technology is directed at minimizing the extraction and conversion of pseudoephedrine, or PSE, into methamphetamine. Under the terms of the Agreement we are transferring existing inventory and equipment relating to such products to MainPointe and licensing our Impede technology intellectual property rights to MainPointe for such products as well as certain future PSE-containing products. MainPointe is responsible for all development, manufacturing and commercialization activities with respect to products covered by the Agreement.

On signing, MainPointe paid us an upfront licensing fee of $2.5 million plus approximately $425,000 for inventory and equipment being transferred. We will receive a 7.5% royalty on sales of licensed products. The royalty payment for each product will expire on a country-by-country basis when the Impede® patent rights for such country have expired or are no longer valid; provided that if no Impede patent right exists in a country, then the royalty term for that country will be the same as the royalty term for the United States. After the expiration of a royalty term for a country, MainPointe retains a royalty free license to our Impede® technology for products covered by the Agreement in such country.

MainPointe has the option to expand the territory beyond the United States and Canada to the European Union (and the United Kingdom), Japan and South Korea for payments of $1 million, $500,000 and $250,000, respectively. In addition, MainPointe has the option to add to the Agreement certain additional products, or Option Products, containing PSE and utilizing the Impede technology for a fee of $500,000 per product (for all product strengths). If the territory has been expanded prior to the exercise of a product option, the option fee will be increased to $750,000 per product. If the territory is expanded after the payment of the $500,000 product option fee, a one-time $250,000 fee will be due for each product. If a third party is interested in developing or licensing rights to an Option Product, MainPointe must exercise its option for that product or its option rights for such product will terminate.

The Agreement may be terminated by either party for a material breach of the other party, or by Acura if MainPointe challenges certain of its patents. Upon early termination of the Agreement, MainPointe’s licenses to the Impede technology and all products will terminate. Upon termination, at Acura’s request the parties will use commercially reasonable efforts to transition the Nexafed® and Nexafed® Sinus Pressure + Pain products back to Acura.

A press release regarding the Agreement is attached as Exhibit 99.1.

The inclusion of a description of the Agreement under Item 1.01 of this Current Report on Form 8-K shall not be deemed an acknowledgement that the Agreement is a material agreement not made, or deemed not to be made, in the ordinary course of our business.

2

Amendment to Loan Agreement with Oxford Finance

On March 16th, 2017, we, and our subsidiary, Acura Pharmaceutical Technologies, Inc. (“APT”, and together with Acura, the “Borrowers”) and Oxford Finance LLC (“Oxford” or the “Lender”), as collateral agent and as lender, entered into an amendment dated as of March 15, 2017 (the “Amendment”) to the Loan and Security Agreement (the “Loan Agreement”) dated December 27, 2013, as previously amended, pursuant to which the Lender made a term loan to us in the principal amount of $10.0 million (the “Term Loan”). Pursuant to the Amendment, (i) the Borrowers granted the Lender a security interest in their intellectual property, subject to the rights of existing licensees; (ii) the Lender consented to the terms of our Agreement with MainPointe (as described above); and (iii) with respect to the fiscal year ended December 31, 2016 only, the Lender waived the requirement that we receive an unqualified opinion from our auditor with respect to our audited financial statements.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 1.01 is incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Section of Item 1.01 entitled “Amendment to Loan Agreement with Oxford Finance” is incorporated herein by reference.

This Report contains forward-looking statements about Nexafed products and Impede technology. However, substantial risks and uncertainties exist in the process of commercialization and further development and regulatory review with respect to such further development. There can be no assurance that Nexafed® and Nexafed® Sinus Pressure + Pain or that other products utilizing Impede® technology will prove to be commercially successful or that they will be developed in other strengths or for other countries Accordingly, investors in the Company should recognize that there is no assurance that the Company will receive any of the royalties described above or any payments for exercising an option for the additional products or territories. Furthermore that the Company may not be able to continue in business or fund its continuing operations without additional capital, whether raised through strategic transactions or in the capital markets or through receipt of royalty payments. Currently royalties received are not sufficient to sustain our operations. For further discussion of these and other risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, under the heading “Risks Factors”, and its most recent quarterly report on Form 10-Q and its other public disclosures filed with the U.S. Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release of the Registrant dated March 16th, 2017.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Robert B. Jones
Robert B. Jones
President and Chief Executive Officer

Date:   March 16, 2017

4

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of the Registrant dated March 16, 2017

5